SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and Release (“Agreement”) is entered into between Doug Welter ("Employee") on the one hand, and Surfect Technologies, Inc., together with each of its managers, parents, successors, subsidiaries, affiliates, directors, officers, agents and employees (collectively the "Company") on the other hand. The Employee and Company are jointly referred to as the “Parties."

WHEREAS, Employee has been employed by the Company as the Company’s Chief Operating Officer; and

WHEREAS, the terms of Employee’s employment were set forth in the Offer Letter between the Company and the Employee dated June 26, 2007 (the “Offer Letter”);

WHEREAS, the Parties have mutually agreed to end their employment relationship (the "Separation"); and

WHEREAS, the Parties desire to enter into this Agreement in order to set forth their respective rights and obligations in connection with the Separation.

NOW THEREFORE, for and in consideration of the mutual agreements, representations, covenants and warranties recited herein, the Parties agree as follows:

1. Separation. The Employee's employment with the Company shall end effective March 9, 2007 (the "Separation Date").

2. Severance Payment. The Company agrees to pay Employee a one-month’s severance payment in an amount of $12,500 less all authorized deductions and withholdings for applicable federal, state and local taxes (the "Severance Payment"). The Severance Payment shall be paid within eight days from the execution of this agreement by the parties, unless earlier revoked as allowed by paragraph 11 below (the "Effective Date").

3. Vacation Pay. Effective with the Separation Date, Employee will cease to accrue vacation benefits. The Company will pay to Employee the value of accrued vacation benefits, agreed to be $5,769.23, less statutory withholdings and deductions, within eight days from the execution of this agreement by the parties, unless earlier revoked as allowed by paragraph 11 below.

4. COBRA. Effective as of and beginning on the Separation Date, as required by the continuation coverage provisions of Section 4980B of the U.S. Internal Revenue Code of 1986, as amended (the “Code”), Employee shall be offered the opportunity to elect continuation coverage under the group medical and dental benefit plans of the Company for Employee and Employee's covered dependants (“COBRA Coverage”). As per the terms of the Offer Letter, the Company shall make a payment of $1,090.64 (the “COBRA Payment”) to Employee, which amount is equal to one-months COBRA Coverage for Employee (without deductions made for applicable taxes) and Employee may apply such amount to pay for COBRA Coverage. Except to the extent that the COBRA Payment shall be used by the Employee to pay for Cobra Coverage, any COBRA Coverage obtained by the Employee shall be at Employee's sole expense. The Employee understands and agrees that the Company’s group medical and dental benefit plans may change after the Separation Date, and that the existence and duration of Employee’s rights and/or the COBRA rights of Employee’s eligible dependents may also be limited by Section 4980 of the Code.

5. Options. Pursuant to an Incentive Stock Option Agreement between the Company and Employee (the “Option Agreement”) entered into pursuant to the Surfect Holdings, Inc. Incentive Stock Option Plan (the “Option Plan”), Employee has accrued a vested option to purchase up to 42,585 shares of Surfect Holdings, Inc. common stock at an exercise price of $.30/share. As per the Company’s Option Plan, all unvested Options shall automatically terminate and be cancelled (without any action on the part of the Company) as of the Effective Date and all options that have vested prior to such date shall remain exercisable for a period of 30 days following the Effective Date.

5. Consulting Agreement. In partial consideration for Employee’s execution and delivery of this Agreement, Employer agrees to enter into a consulting agreement with Employee for a term of two weeks (commencing on March 6, 2007 and ending on March 19, 2007). Consideration paid to Employee under such consulting agreement shall be $6,250 (“Conusltant’s Fee”), such Consultant’s Fee to be paid in full within eight days from the execution of this agreement by the parties, unless earlier revoked as allowed by paragraph 11 below. No part of Consultant's Fee will be subject to withholding for any federal, state, social security, workers' compensation or other required taxes or payments. The Company shall report the payment of the Consultant’s Fee paid to Employee to the Internal Revenue Service (and other taxing agencies) on Form 1099 or other appropriate forms. Employee acknowledges and agrees that it shall be the obligation of Employee to report the Consutant’s Fee as income, and pay all taxes upon, the Consultant’s Fee pursuant to this Agreement.

6. Registration Rights. The Company acknowledges that Employee has waived registration rights pertaining to 76,612 shares of common stock in Surfect Holdings, Inc. currently held by Employee pursuant to the Waiver of Registration Rights dated December 4, 2006. Company acknowledges that as per the Board resolution dated December 4, 2006, the Company’s Board authorized and approved the Company’s entering into a registration rights agreement with each of the shareholders so waiving their registration rights (including Employee) providing each of such holders with rights to have their shares included in a registration statement filed with the Securities and Exchange Commission on the terms set forth in such registration rights agreement.

6. Release and Waiver. The Employee forever settles, releases, compromises, reaches accord and satisfaction, waives, remises, discharges and acquits the Company, including all past and present directors, officers, agents (including, but not limited to Administaff Companies 11, L.P., its parent, subsidiaries, insurers, and agents) and employees thereof (collectively the "Released Entities") on each and every claim which exists as of the Effective Date of this Agreement, whether known or unknown, as well as any claim which may hereafter arise against the Released Entities, arising out of or relating to Employee's employment with the Company, the Employment Agreement, Separation from employment, or any potential claim against any of the Released Entities. This Release specifically includes, without limitation, claims for the following:

a.
Alleged violation of the following laws: The Age Discrimination in Employment Act of 1967, 29 U.S.C. 621 et seq., as amended; The Older Workers Benefit Protection Act, Pub. Law 101-433, 104 Stat. 978 (1990); Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000-e, as amended; the Americans with Disabilities Act; the Civil Rights Acts of 1866, 1871, and 1991; the Family and Medical Leave Act; the Equal Pay Act of 1963; the Employee Retirement and Income Security Act; and any other federal, state, or local employment statute, law, or ordinance, including any and all claims of employment discrimination based on race, color, creed, religion, national origin, sex, age, marital status, disability, sexual orientation, lawful off-duty conduct, or retaliation;

b.
any and all common law claims such as wrongful discharge, violation of public policy, defamation, negligence, infliction of emotional distress, any intentional torts, outrageous conduct, interference with contract, fraud, misrepresentation, and invasion of privacy; and

c.
any and all claims for any of the following: money damages, including actual, compensatory, liquidated or punitive damages, equitable relief such as reinstatement or injunctive relief, front or back pay, wages, benefits, sick pay, vacation pay, liquidated damages, costs, interest, expenses, attorneys’ fees, or any other remedies.

7. Successors and Assigns. Except as otherwise provided herein, this Agreement shall bind and inure to the benefit of and be enforceable by the Employee, the Company, each of the Party’s respective successors and assigns, and the Released Entities.

8. Counterparts. This Agreement may be executed in separate counterparts, each of which is deemed to be an original and all of which taken together constitute one and the same Agreement.

9. Confidentiality. The Employee agrees that neither Employee nor Employee's representatives will reveal any confidential information relating to Employee's employment with or separation from the Company, or the terms and conditions of this Agreement, except that (1) Employee may disclose the terms and conditions of this Agreement to Employee's spouse, provided she agrees to keep such terms and conditions confidential, and (2) Employee may disclose the terms and conditions of this Agreement to Employee's attorneys, accountants, tax consultants, and state and federal tax authorities.

10. Non-Disparagement. The Employee shall not disparage, orally or in writing, the Company, its officers, directors, representatives, or employees, or any of the Released Entities.

11. Acknowledgment under the ADEA. This is an important legal document. Employee is advised to consult with an attorney before signing this Agreement. Employee is advised that Employee has twenty-one (21) days after receiving this Agreement to consider it. If Employee chooses to agree to the terms of this Agreement, Employee must sign and return this Agreement to the Company within twenty-one (21) days of Employee’s receipt of this Agreement. If Employee signs this Agreement, Employee will then have the right to revoke this Agreement by delivering written notice of revocation to the Company, but such notice must be received by the Company within seven (7) days after the date Employee signed this Agreement. The signed Agreement and/or any notice of revocation must be delivered to:

Eduardo Duffy
Brownstein Hyatt Farber Schreck, PC
201 Third Street, Suite 1700
Albuquerque New Mexico 87102

If this Agreement is not signed and delivered to the Company within the twenty-one (21) day period, or if it is revoked within the seven (7) day period, neither Employee nor the Company will have any rights or obligations under this Agreement. This Agreement is binding upon and shall inure to the benefit of Employee, the Company and the Company's successors and assigns. By signing this Agreement, the Parties represent that they have read and understand it, that they have discussed it or had an opportunity to discuss it with their respective attorneys, and that they enter into it knowingly and voluntarily.

WHEREFORE, Employee and Company voluntarily enter into this Agreement by affixing their signatures on the date set forth below.

               /s/ Doug Welter
Doug Welter, Employee

Date:      3/16/07

Surfect Technologies, Inc.

By:          /s/ Steve Anderson
Steve Anderson
President & CEO

Date:      3/16/07